EQRX, INC.

AMENDMENT NO. 1 TO THE

2021 STOCK OPTION AND INCENTIVE PLAN

The EQRx, Inc. 2021 Stock Option and Incentive Plan (the “Plan”) is hereby amended by the Board of Directors of EQRx, Inc., a Delaware corporation, as follows:

Section 3(c) of the Plan is hereby amended by deleting it and replacing it with the following:

1.	(c) Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. If the parties to such Sale Event provide for the assumption, continuation or substitution of Awards, the parties shall take all necessary actions to ensure and provide that all Awards with time-based vesting, conditions or restrictions shall become fully vested and exercisable or nonforfeitable, and all Awards with conditions and restrictions relating to the attainment of performance goals shall become vested and exercisable or nonforfeitable in connection with a Sale Event, in each case with respect to the holder of such Awards if the Service Relationship of such holder ceases pursuant to a Qualified Termination within one year following the consummation of the Sale Event. “Qualified Termination” shall have the meaning ascribed to is under the EQRx, Inc. Severance and Change in Control Policy Adopted by the Board of Directors of EQRx International, Inc. (f/k/a EQRx, Inc.) on December 16, 2020) and filed as Exhibit 10.8 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Certificate, all Awards with time-based vesting, conditions or restrictions shall become fully vested and exercisable or nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and exercisable or nonforfeitable in connection with a Sale Event in the Administrator’s discretion or to the extent specified in the relevant Award Certificate. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights (provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or greater than the Sale Price, such Option or Stock Appreciation Right shall be cancelled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards.
2.	ADOPTED BY BOARD OF DIRECTORS:November 16, 2022